**Strictly private and confidential** Onward distribution without BlueCove’s prior consent is prohibited.

BlueCove Limited

Code of Ethics

01 July 2024

This Code of Ethics is the sole property of BlueCove Limited and its affiliates (collectively, “BlueCove” or the “Firm”) and must be returned to the Firm upon termination of a supervised person’s association with the Firm. The contents of the Code of Ethics are strictly confidential. Supervised persons may not duplicate, copy or reproduce the Code of Ethics in whole or in part or make it available in any form to non-supervised persons without prior approval in writing from the Firm’s Chief Compliance Officer.

This Code of Ethics was most recently updated and approved by the Board on 27 June 2024.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.

Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

Table of Contents

Introduction	2

I. General	6

A. Statement of General Principles	6

B. Initial Receipt and Review of the Code of Ethics	6

C. Annual Review of the Compliance Manual and Code of Ethics	6

D. Exceptions	6

E. Reporting Violations of the Code of Ethics	6

II. Prevention and Detection of Insider Trading	7

A. Policy on Insider Trading	8

B. Procedures for Identifying and Reporting MNPI	9

C. Private Investments in Public Entities	10

D. Communications with Public Companies and Research Consultants	10

E. Contacts with Unaffiliated Advisers and Buy-Side Firms	11

F. Prohibition on Abusive Market Activities (Spreading False Rumours and Other Manipulative Conduct)	11

G. Restricting Access to MNPI	11

III. Supervised Persons’ Conduct	12

A. Conflicts of Interest	12

B. Outside Business Activities	13

C. Gifts and Entertainment	14

D. United States Political Contributions Policy	16

E. Personal Trading Policies and Procedures	18

IV. Bad Actor Rule	23

A. Definitions	23

B. Verification of Rule 506 Covered Persons	24

C. Remedial Actions	25

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	1
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

Introduction

This Code of Ethics (the “Code”) applies to Access Persons1 and Supervised Persons of BlueCove. All BlueCove employees are both Access Persons and Supervised Persons. BlueCove at its sole discretion may without limitation designate non-employees such as contractors or other service providers as Access Persons and Supervised Persons.

The Code is intended to prevent violations by the Firm, Supervised Persons (defined below) and Access Persons (defined below) of the securities laws and other applicable laws and regulations, and requires that Supervised Persons and Access Persons put the interests of the Clients (defined below) before their own personal interests at all times. The Code sets forth policies and procedures covering areas such as: conflicts of interest; participating in outside business activities; giving and receiving gifts and participating in entertainment activities funded by firms that do business with the Firm; political contributions; certain personal relationships; preventing and detecting insider trading; and personal investment and trading of Covered Persons (defined below) and Access Persons. This Code is intended to govern the activities and conduct of Supervised Persons and Access Persons on behalf of the Firm, as well as certain personal activities of Supervised Persons and Access Persons. The Code does not attempt to serve as a comprehensive guide regarding the conduct of Supervised Persons, but rather is intended to establish general rules of conduct and procedures applicable to all Supervised Persons and Access Persons.

Compliance by Access Persons with the Federal Securities Laws of the United States; the relevant laws of the United Kingdom and European Union; the terms and provisions of the Compliance Manual, including, without limitation, the Code; and any other applicable laws, rules, and regulations is a condition of employment and continued employment with the Firm.2 Access Persons who have supervisory responsibility should ensure that the employees they supervise are familiar with and comply with the Federal Securities Laws, the relevant laws of the United Kingdom and European Union, the Manual, and all other applicable laws, rules, and regulations.

The designated Chief Compliance Officer (the “CCO”) is responsible for administering and implementing this Code. All Supervised Persons and Access Persons are required to be thoroughly familiar with the Firm’s standards and procedures as described in this Code. Any questions regarding this Code, or other compliance issues, must be directed to the CCO. The CCO may assign to a designee any duties or responsibilities set forth in this Code. References to the CCO throughout this Code should be understood to encompass the CCO or a designee.

Referenced forms in this Manual are available through ComplySci. Completing these forms and/or pre-clearance requests available through ComplySci is the required method and email may be used only in such cases where the on-line ComplySci system is unavailable or where this has been specifically approved by the CCO.

The following defined terms are used throughout the Code:

[1]

Capitalized terms not defined in the Introduction of the Code are defined in the text of this Code, or in the relevant section of the Firm’s Compliance Manual, or have the meaning given such terms under applicable law.

[2]

The Firm may determine that a consultant or intern engaged by the Firm should be subject to the Code because of the nature and / or scope of the consultant’s/intern’s access to information about the Firm’s business. Accordingly, the Firm may require that the entry into or maintenance of a consulting arrangement be conditioned on the consultant complying with one or more requirements of the Code.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	2
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

“Access Person,” as defined in the Advisers Act means any Supervised Person of the Firm who: (i) has access to non-public information regarding Clients’ investments, including the purchase or sale of Securities; (ii) has access to non-public information regarding the portfolio holdings of any Client; (iii) is involved in making investment and Securities recommendations to the Clients; (iv) has access to such recommendations that are non-public; or (v) is a director, officer or partner of the Firm. BlueCove considers all employees to be Access Persons. BlueCove at its sole discretion may without limitation designate non-employees such as contractors or other service providers as Access Persons and Supervised Persons.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Ownership” as used in this Code incorporates the definition of beneficial owner contained in Rule 16(a)-1(a)(2) under the Securities Exchange Act. This generally means that a person is a beneficial owner if he or she has a direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. A Supervised Person or Access Person is presumed to be a Beneficial Owner of Securities that are held by his or her Covered Persons.

“BlueCove Public Fund” means any UCITS fund, ETF, or other fund that is available to the general public in any country or region, and for which BlueCove (or any affiliate of BlueCove) acts as investment manager, adviser, subadvisor, or in any similar or comparable capacity.

“Chief Compliance Officer” or “CCO” means the Firm’s Head of Compliance who is BlueCove’s designated Chief Compliance Officer Dave Edwards or such other person as may be designated from time to time.

“Chief Executive Officer”, or “CEO” means Alex Khein or such other person as may be designated from time to time.

“Chief Operating Officer & General Counsel”, or “COO & General Counsel” means Dan Bebello or such other person as may be designated from time to time.

“Client” means any entity to which the Firm provides investment advisory or management services, including investment funds and private accounts. As of the date of this Code, the Firm’s Clients are a private fund, a Cayman Islands special purpose vehicle, a European UCITS fund, two segregated mandates, and three US funds registered under the Investment Companies Act of 1940, but may also include other funds and mandates, and other client relationships, at a future date.

“Covered Person” means any immediate family member of the Supervised Person’s or Access Person’s household, including domestic partners and any person to whom the Supervised Person or Access Person provides material financial support to or who are claimed as dependents. For the avoidance of doubt, fiancé(e)s who are living with a Supervised Person or Access Person are considered Covered Persons, but roommates or live-in girlfriends or boyfriends are not considered Covered Persons.

“Covered Transactions” include transactions of the following: bonds (except government bonds), shares, notes, convertible securities, listed REITs, ADRs, GDRs and similar instruments, single name futures and options, single name CDS and related derivatives, warrants, rights and similar instruments. Covered Transactions also include any subscriptions, redemptions, purchases, sales, and any other form of acquisition or disposal of any BlueCove Public Fund.

“Firm” means BlueCove Limited and each affiliated entity under common control, which are engaged in the business of providing investment advisory or management services.

“Fund” means any pooled investment vehicle (e.g., a private fund vehicle) to which the Firm provides investment advisory or management services.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	3
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

“Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

“Discretionary or Third-Party Managed Account” means an account for which the Covered Person/Access Person has designated investment discretion entirely to a third party. In such account, the Covered Person/Access Person cannot: (i) suggest purchases or sales of investments in the account to a trustee or a third party manager; (ii) direct purchases or sales of investments in the account; or (iii) consult with a trustee or a third party manager as to the particular allocation of investments in the account (this excludes discussions regarding overall asset allocation).

“Personal Trading Account” means a personal investment or trading account of a Covered Person or Access Person or a related account. Specifically, Personal Trading Account includes: (i) trusts for which a Covered Person or Access Person acts as trustee, executor, custodian or discretionary manager; (ii) accounts for the benefit of the Supervised Person or Access Person’s spouse or minor child; (iii) accounts for the benefit of a relative residing with the Supervised Person or Access Person; and (iv) accounts for the benefit of any person to whom the Supervised Person or Access Person provides material financial support.

A Personal Trading Account may also include an investment or trading account over which a Covered Person or Access Person has, directly or indirectly, influence or exercises control or provides investment advice.

“Private Placement” means an offering of Securities that is exempt from registration under the Securities Act, including Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 of Regulation D and will generally also include initial coin offerings or joint fundraising ventures related to cryptocurrency products.

“Reportable Fund” means (i) any fund for which BlueCove Limited serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(20)); or (ii) any fund whose investment adviser or principal underwriter controls BlueCove Limited, is controlled by BlueCove Limited, or is under common control with BlueCove Limited. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(9)).

“SEC” means the U.S. Securities and Exchange Commission.

“Security” or “Securities” means any, or a combination of any, note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code, all “Securities” are deemed to be “Reportable Securities” as defined in SEC Rule 204A-1.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	4
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Firm or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm. All employees are deemed to be both Supervised Persons and Access Persons. BlueCove at its sole discretion may, and without limitation, designate non-employees such as contractors or other service providers as Access Persons and Supervised Persons.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	5
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

I.	General

A.	Statement of General Principles

This Code describes the Firm’s policies and procedures covering a wide range of activities applicable to Supervised Persons, and has been adopted, in conjunction with the Firm’s Compliance Manual (the “Manual”), to satisfy the obligations of an investment adviser registered with the SEC in connection with Rule 206(4)-7 under the Advisers Act. As an investment adviser, the Firm has a fiduciary duty to place Clients’ interests before the interests of the Firm and its Supervised Persons.

It is critical that Supervised Persons avoid any situation that might present, or appear to present, any actual or potential conflict of interest with the interests of the Clients, or compromise or appear to compromise, Supervised Persons’ ability to exercise fully their independent best judgment for the benefit of the Clients.

B.	Initial Receipt and Review of the Code of Ethics

Upon hire, each employee is required to certify and acknowledge, by way of completing the Initial Certification in ComplySci, his or her receipt of this Code. The Initial Certification must be completed no later than thirty (30) days from the date of hire.

C.	Annual Review of the Compliance Manual and Code of Ethics

All employees are required to certify quarterly via ComplySci, and no later than the date specified by the CCO, that they have read and understood, and are subject to, the Manual and the Code. Each quarterly certification will also state that the Supervised Person has complied with the policies and procedures included in the Manual, and all of the requirements of the Code, during the prior quarter, and that the Supervised Person has disclosed, reported, or caused to be reported all Securities holdings and Securities transactions as required by the Code during the prior quarter.

D.	Exceptions

Any exceptions from the policies and procedures set forth in this Code may be granted only by the CCO or COO & General Counsel in writing. A Supervised Person should contact the CCO or COO & General Counsel if he or she believes a particular situation warrants an exception.

E.	Reporting Violations of the Code of Ethics

BlueCove regards any violation of the Code as a breach of Firm rules. Accordingly, any Supervised Person who violates any element of the Code may be subject to remedial and / or disciplinary action, following BlueCove’s disciplinary policy in the employee handbook which may include, but is not limited to, any one or more of the following: (1) a warning; (2) disgorgement of profits; (3) imposition of a fine (which may be substantial); (4) demotion (which may be substantial); (5) withholding of salary and / or bonus; (6) suspension of employment (with or without pay); (7) termination of employment; or (8) referral to governmental authorities for possible civil action or criminal prosecution. All Supervised Persons are advised to promptly report all violations or suspected violations of the Code to the CCO. Any violations reported to, or independently discovered by, the CCO shall be promptly reviewed, investigated and documented by the CCO and reported to the Firm’s COO & General Counsel and CEO. The CCO will determine, in consultation with the HR, what disciplinary and remedial action is warranted following BlueCove’s disciplinary policy in the employee handbook, taking into consideration the relevant facts and circumstances, including the severity of the violation, possible harm to Clients and their investors and whether the Supervised Person has previously engaged in any improper conduct. In the event that the suspected improper activity involves the CCO, the Supervised Person should promptly report such activity to the COO & General Counsel and HR.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	6
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

All reported Code violations will be treated as being made on an anonymous basis. Any retaliation for reporting a violation of the Code will constitute a further violation of the Code, as well as a possible violation of the anti-retaliation provisions of the SEC’s Whistleblower Rule, Section 21F of the Securities Exchange Act. For more information, please refer to the “Whistleblower Policy” in the Manual.

II.	Prevention and Detection of Insider Trading

The Firm forbids any of its Access Persons and Covered Persons from trading in the Securities of an issuer for which an Access Person, Covered Person or the Firm may possess material non-public information (“MNPI”), which is also known as “inside information”. Such trading by an Access Person or Covered Person is forbidden for Personal Trading Accounts, for the Clients managed by the Firm and any other account over which an Access Person or Covered Person may have influence or control and regardless of whether the Access Person or Covered Person has a pecuniary interest in the accounts. In addition, an Access Person or Covered Person may not facilitate the trading of Securities based on MNPI or violate his or her duty of confidentiality with respect to such information by intentionally communicating such MNPI to others, unless they have a need to know such information as described in more detail below. The Policies and Procedures apply to every Access Person and Covered Person, and extend to activities within and outside their duties at the Firm.

The act of trading, or facilitating trading, based on MNPI is commonly known as “insider trading.” The term “insider trading” is not defined in the federal securities laws, but is generally used to refer to the use of MNPI obtained directly or indirectly from an officer, director or employee of a public company and used improperly (for example, in violation of a duty of confidentiality) to trade in the company’s Securities (whether or not one is an “insider”) or the communication of MNPI to others. The persons covered by these restrictions include not only “insiders” of publicly traded companies, but also any other person who, under certain circumstances, learns of MNPI about a public company from individuals such as financial and investment advisers, attorneys, accountants, consultants or bank lending officers. In addition, the prohibition extends to MNPI derived from a governmental official’s position or gained from the performance of the official’s responsibilities (including Congressmen and Congresswomen and their staffs). “Insider trading” also refers to the improper use of non-public information about a tender offer obtained directly or indirectly from a prospective bidder. These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade Securities (so-called “tipping”). Similarly, the “tippee” is liable if he or she knew, or should have known, that the information from the “tipper” was derived from a confidential source. These prohibitions apply to all Covered Persons and extend to activities within and outside their duties at the Firm. If a Supervised Person learns of information that he or she believes may be considered inside information, he or she must contact the CCO immediately before taking any action.

It is generally understood that United States laws prohibit:

i.	Trading by an insider, while in possession of MNPI;

ii.

Trading by a non-insider, while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty (including a duty of a lawyer, banker, accountant, or other confidential adviser to the issuer) to keep it confidential or was misappropriated; or

iii.	An insider or a non-insider described in clause (ii) above from communicating MNPI to others.

In addition, UK and European laws and regulations prohibit trading on the basis of MNPI regardless of how the information was obtained. For the avoidance of doubt, UK and European laws and regulations, and the policies of the Firm prohibit insider dealing, which occurs where a person possesses MNPI or inside information, and uses that information by acquiring or disposing of financial instruments to which that information relates. Any usage of that MNPI or inside information in making investment decisions, including a decision not to buy or sell, and including the cancellation or amendment of an order, and including encouraging another person to deal or not to deal, is also prohibited.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	7
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

Trading Securities while in possession of MNPI or improperly communicating that information to others may expose the Covered Person and the Firm to severe penalties. Criminal sanctions may include a fine and imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring a Supervised Person from the securities industry. A Covered Person may be sued by investors seeking to recover damages for insider trading violations. The Firm may face regulatory or civil liability based on the Covered Person’s actions. Finally, the Firm may impose sanctions on the Supervised Person, up to and including termination of services/employment.

Supervised Persons should also note that intentionally creating, spreading or using false rumours to affect the price of any Security would violate the anti-fraud provisions of federal securities laws, as well as contravene the individual conduct rules set out by the UK FCA. Such conduct is contradictory to the Firm’s Code as well as the Firm’s expectations regarding appropriate behaviour of its Supervised Persons. The circulation of such rumours or sensational information that might reasonably be expected to affect market conditions for one or more Securities, a sector or market, or unjustly affect any person or entity, is strictly prohibited.

The rules contained in these procedures apply to all Personal Trading Accounts and any other accounts over which a Covered Person may have influence or control regardless of whether the Covered Person has a pecuniary interest in the accounts. As referenced above, the rules also apply to Supervised Persons’ activities on behalf of the Firm and extend outside their duties to the Firm.

The law of insider trading is not always clear and is continuously developing. An individual may be legitimately uncertain about the application of the rules in a particular circumstance. Often a single question can forestall disciplinary action or complex legal problems. For these reasons, a Supervised Person must notify the CCO immediately if he or she has any reason to believe that a violation of these procedures has occurred or is about to occur, or if he or she has any questions regarding the applicability of these procedures.

A.	Policy on Insider Trading

No Covered Person may trade in any Security, or make any investment decision relating to any security, either personally or on behalf of others (including the Clients), while in possession of MNPI about such Security, nor may any Covered Person communicate MNPI to others to trade in violation of the law. All Supervised Persons should exercise care to adhere to this policy and to take reasonable steps to ensure that the Firm and other Supervised Persons and Covered Persons adhere to the Policy.

1.	Material Information

Information is material if there is a substantial likelihood that a reasonable investor would consider that information important in making his or her investment decisions (i.e., purchase, hold or sell or abstain from any investment action, including voting a Security). Generally, this includes the disclosure of any information that may have a substantial effect on the price of a company’s Securities. Information may be material even if it relates to speculative or contingent events. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If disclosure of the information could affect the market price of the Security, positively or negatively, the information could be considered material. For this reason, a Supervised Person should direct any questions about whether information is material to the CCO.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	8
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

Material information may also relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some cases, be material. Pre-publication information regarding reports to be published in the financial press also may be material. Similarly, advance notice of an investment bank’s intent to upgrade, downgrade or make other commentary regarding an issuer could be considered material in addition to “non-public” as discussed below.

Additionally, political intelligence, such as information learned from current or former government officials or government employees (whether domestic or foreign) could be deemed material. For example, this could cover, but not be limited to, confidential information about the results of non-public government hearings or regulatory decisions, which could be deemed material. Other scenarios related to political intelligence may also be deemed material information (and also non-public). For example, (i) non-public information provided by a congressperson or congressional staffer obtained from an executive branch department or agency (e.g., Treasury, FRB, FDA, FTC, etc.) regarding a matter under consideration by such department or agency; (ii) information provided by a congressperson learned during the course of committee meetings that has not become public; or non-public information provided by a domestic or foreign government official or a representative of the office of a domestic or foreign government official.

Sources of material information can include examples not mentioned herein. Should you have questions or if you are unclear whether information is material, always consult the CCO or COO & General Counsel as soon as possible.

2.	Non-Public Information

Information is “non-public” until it has been disseminated broadly to investors in the marketplace. Information is public after it has become available to the general public through a public filing with the SEC or other government agency, a news reporting service, or by way of general circulation, and after sufficient time has passed so that the information has been disseminated widely. For example, if the chief financial officer of a public company reports earnings data to a select group of analysts before reporting it publicly, that information would be considered “non-public” until officially released by the company.

B.	Procedures for Identifying and Reporting MNPI

1.	Identifying and Reporting MNPI

Before a Supervised Person executes any trade for a Personal Trading Account or for a Client or any other accounts over which a Supervised Person may have influence, and regardless of whether the Supervised Person has a pecuniary interest in the accounts, he or she must determine whether they are aware of MNPI with respect to such trade. If the Supervised Person thinks that he or she might be aware of MNPI with respect to such trade, he or she should take the following steps:

i.	Report the information and proposed trade immediately to the CCO.

ii.	Do not purchase or sell the Securities on behalf of the Clients, Covered Persons, or others.

iii.	Do not cancel or amend any order relating to the Securities

iv.	Do not communicate the information inside or outside the Firm, other than to the CCO or COO & General Counsel , unless specifically instructed to do so by the CCO or COO & General Counsel.

After the CCO has reviewed the issue, the CCO will determine whether the information is material and non-public and what action, if any, the Firm should take. A Supervised Person should consult with the CCO before taking any action or engaging in any transaction that involves non-public information.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	9
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

2.	Proper Use of Confidential Information and Understanding “Need to Know”

You may use confidential information only in a manner that is consistent with the purposes for which it was created or obtained by the Firm and in accordance with the terms of any applicable confidentiality obligation. Any other use of confidential information, except as authorized by the CCO or COO & General Counsel, is a violation of these Policies and Procedures and may also be a violation of applicable laws or regulations.

All confidential information must be handled with the utmost care and should be disclosed only to other employees of the Firm and third-parties (such as the Firm’s outside counsel or accountants) who have a valid business, legal or regulatory reason for receiving the information, i.e., persons who have a “need to know” the information in order to serve the Firm or its Clients, and who can be expected to maintain the information in confidence. Moreover, you may not disclose confidential information to any person under any circumstances in which it appears likely that such person will misuse or disseminate the information.

3.	Receipt of Material Nonpublic Information

Unless you have previously been authorized by the CCO to receive MNPI, you must notify the CCO before you request or accept MNPI about a Security or issuer. As referenced in Restricted List Section below, the CCO, in consultation with senior management and/or outside counsel, will determine whether to place any issuers on the Restricted List before authorizing you or any other Firm personnel to receive such information. If a third-party suggests that he/she is about to disclose to you MNPI, stop the conversation immediately and contact the CCO.

4.	Trading While in Possession of Material Nonpublic Information

Covered Persons are prohibited from buying or selling, or causing or recommending the purchase or sale of, a Security or related instrument for any account, including any Personal Trading Account or Client account, while you or anyone else at the Firm is in possession of MNPI relating to that Security or its issuer. Exceptions from this prohibition may be granted in certain very limited circumstances and only by way of the written permission of the CCO or COO & General Counsel.

C.	Private Investments in Public Entities

Investment professionals of the Firm may be approached by third parties that wish to solicit the Firm’s participation in a private offering of Securities of a publicly traded company. Such offerings often occur in connection with events that are not generally known by the public and which, upon revelation to the public, could have a significant effect on the price of the company’s stock. If any Supervised Person becomes aware of such a transaction, the information must be reported to the CCO immediately so that the CCO can determine whether trading in the Security should be restricted.

The CCO must be informed prior to the Firm signing a confidentiality agreement (a “CA”) relating to a private investment in public equity with a publicly-traded company. The CCO will retain all such CAs in the Firm’s compliance files. Only senior personnel who are authorized signatories under the guidance of the COO & General Counsel of the Firm are authorized to sign CAs on behalf of the Firm.

D.	Communications with Public Companies and Research Consultants

Contacts with public companies are not a material part of the Firm’s research efforts.

Should any Supervised Person speak to an officer, director, employee or agent (including lawyers, accountants and consultants) of a public company, the Supervised Person must ensure that such person understands that the Supervised Person is not permitted to accept any MNPI, unless specifically authorized to do so by the CCO. Supervised Persons are not permitted to consult with Expert Network/Research Consultants without the prior written permission of the CCO.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	10
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

E.	Contacts with Unaffiliated Advisers and Buy-Side Firms

When speaking to unaffiliated investment advisors and other buy-side firms, you must safeguard the confidentiality of Client information, including definitive information about portfolio holdings, pending orders, and investment recommendations whose effect may not yet be reflected in the marketplace.

F.	Prohibition on Abusive Market Activities (Spreading False Rumours and Other Manipulative Conduct)

State and federal securities laws of the United States prohibiting insider trading also prohibit conduct that is intended to manipulate Securities prices or otherwise affect market conditions by injecting false or inaccurate information into the marketplace. UK and European law and regulation also prohibits market manipulation.

If you have any questions about whether particular conduct is or could be manipulative, you must contact the CCO immediately.

G.	Restricting Access to MNPI

Supervised Persons in possession of MNPI about a public company may not communicate such information inside or outside of the Firm, with the sole exception of reporting the MNPI to the CCO or COO & General Counsel. Supervised Persons should disclose MNPI only with the permission of the CCO or COO & General Counsel , and only to other employees of the Firm and third parties (such as the Firm’s outside counsel or accountants) who have a “need to know” the information in order to serve the Firm or its Clients, and who can be expected to maintain the information in confidence. In addition, care should be taken that all MNPI is maintained in confidence. Supervised Persons should keep in mind that as a fiduciary, the Firm owes its Clients a duty of honesty and good faith, and must act solely in the best interests of the Clients. In that regard, Supervised Persons should take care to protect the confidentiality of the Firm’s nonpublic Securities recommendations and nonpublic information about the Client holdings and transactions. Information about Client orders, portfolios, investment intentions, and recommendations are to be treated as confidential and should not be disclosed except as necessary to serve the business purposes of the Client, or with Client consent.

It is responsibility of each Supervised Person to take appropriate actions to safeguard confidential information. In general, Supervised Persons should avoid discussing the Firm or its Clients’ business affairs with, or in the presence of, persons who do not have a need to know the information. Supervised Persons should avoid discussions involving such matters in public places where the discussion may be overheard by unauthorized persons; for example, hallways, elevators, taxicabs, trains, subways or airplanes.

Supervised Persons should not share any confidential or proprietary information relating to the Firm, its business, investment strategies, computer models, code, clients, strategies, or information relating any person or persons employed by the firm with or via online platforms, such as pasting information into Google or AI/LLM services such as Google’s Bard or OpenAI’s Chat GPT. By positing information into search engines, AI, LLM services and the like, Supervised Persons risk breaching client and commercial confidentiality and in so doing breaching the relevant policies maintained and adopted by the Firm. Should any supervised person wish to post any information relating to the business or clients or employees of the Firm into any such service, supervised persons must obtain the written permission of the COO & General Counsel or the written permission of a member of the Compliance Team before positing any information.

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Documents containing confidential information should not be left in an area where unauthorized persons may have access to them. They should be stored in locked file cabinets or other secure locations; they should not be left exposed overnight on desks, printers, fax machines, or in work rooms. Care should be taken when disposing of such materials.

At all times, Supervised Persons should use common sense, good judgment and caution and conform to other applicable policies of the Firm regarding information security, privacy, and record retention, including data protection policy and equal opportunities, respectful working and anti-harassment policy which are in the employee handbook and data protection clause in employment contract.

Supervised Persons may not make unauthorized electronic or physical copies of confidential information. Upon termination of employment or affiliation with the Firm, each Supervised Person must return to the Firm all confidential information in their possession or under their control, including all copies thereof in any media.

The Firm has adopted this policy and these procedures to help avoid conflicts and appearances of impropriety and the unlawful use of MNPI, including confidential and proprietary information of the Firm.

III.	Supervised Persons’ Conduct

A.	Conflicts of Interest

As stated above, the interests of Clients must be recognized, respected, and have precedence over those of the Firm and Supervised Persons at all times. In any decision relating to personal investments or other matters, Supervised Persons must avoid serving their own personal interests ahead of any Client’s interests. It is critical that Supervised Persons avoid any situation that might compromise, or appear to compromise, their exercise of fully independent judgement in the interests of Clients. All personal investment and other activities of Supervised Persons must comply fully with this Code, and to the extent practicable, avoid any actual or potential conflicts of interest.

The Firm strives to identify and mitigate, to the extent practicable, all perceived, potential and actual conflicts of interest that may affect the Firm’s and its Supervised Persons’ provision of advisory services to the Clients. It is not possible for every possible conflict to be addressed in the Firm’s Code; however, Supervised Persons should be particularly sensitive to the existence of actual or potential conflicts of interest not addressed herein, and should promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest.

It is a violation of this Code for any Supervised Person, without the prior written consent of the CCO, to:

i.

Rebate or pay any part of the compensation received from the Firm to any person, firm, or corporation, directly or indirectly, that does business with or on behalf of the Firm for the purpose of inducing any firm or corporation to do business with the Firm or a Client;

ii.

Accept, directly or indirectly from any person, firm, corporation, or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity, consulting fee, or other consideration in connection with any transaction on behalf of the Firm or a Client;

iii.

Accept, directly or indirectly, from any person, firm, corporation, association or other entity that does business with or on behalf of the Firm, any gift, entertainment or other item of more than de minimis value provided, however, that Supervised Persons may accept gifts in accordance with the Firm’s policies related to gifts and entertainment as set forth in this Code;

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iv.

Participate in entertainment with clients, brokers and other service providers, in particular in the finance or asset management sector, unless it is reasonable in cost and scope and is not so frequent or lavish as to raise any question of impropriety;

v.

Own any Security or have, directly or indirectly, any financial interest in any other organization engaged in any Securities, financial or financial-related business, except for: (a) ownership, or other interests in the Firm; and (b) stock ownership, or other financial interest of a class of stock, or other classification of interests in accordance with the Firm’s policies related to personal trading as set forth in this Code; or

vi.

Influence, directly or indirectly, investment decisions on behalf of the Firm’s Clients, or the allocation of Client brokerage for the benefit (in any form) of any Covered Persons, relatives or friends of the Supervised Person.

To assist the Firm in identifying and managing conflicts and potential conflicts of interest to the Firm and the Clients, Supervised Persons must, by way of ComplySci, submit to the CCO completed compliance certifications or other questionnaires described below including, among other things, information about their outside business activities; certain personal relationships; political contributions; and personal investments, including personal investments of the Covered Persons.

Failure to report information required by the Code in a timely, accurate and complete manner is a breach of the Code and can have the consequences outlined above.

In addition to the provisions of this Code, the Firm has adopted a Conflicts of Interest Policy. All Supervised Persons are required to follow the Conflicts of Interest Policy at all times.

B.	Outside Business Activities

Supervised Persons are expected to devote all or substantially all of their business time to performing their duties to the Firm. Business activities other than employment at the Firm may present conflicts of interest. Accordingly, each Supervised Person must disclose upon hire, within 30 days of becoming a Supervised Person, all Outside Business Activities (described below) to the CCO. Disclosures should be made via ComplySci. In addition to disclosing existing Outside Business Activities, Supervised Persons must receive written approval from the CCO before engaging in any new Outside Business Activity. Approval via ComplySci will constitute written approval from the CCO.

“Outside Business Activities” captured under this policy include, but are not limited to, any activity that calls for a material time commitment or provides compensation in return for investment-related or other-business-related activity. The following Outside Business Activities are also captured: (i) serving as an officer, director, trustee or partner of any business organization; (ii) participating as a member of a limited liability company or a limited partner of a limited partnership; or (iii) serving as a consultant, teacher, lecturer, publisher of articles or radio or television guest.

For example, Supervised Persons and Access Persons (but not Covered Persons) must obtain pre-approval to participate in any Limited Offerings (which the SEC defines as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) (15 U.S.C. 77d(a)(2) or 77d(a)(5)) or pursuant to §§ 230.504 or 230.506 of the Advisers Act), or serving on any board of directors, creditors’ committee or investment committee, in each case whether for a for-profit organization or non-profit organization (family private foundations, family partnerships, and personal or family pension trusts for which Firm personnel serve without compensation are excepted from this prohibition) and regardless of whether compensation is received for such activities. Supervised Persons should consult with the CCO if they are unsure if an activity is an Outside Business Activity. Compensation may be defined, without limitation, as cash or non-cash salaries, commissions, director’s fees and consulting, finders, advisory and other fees.

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a.	Reporting

As stated above, existing Outside Business Activities must be reported upon hire, within 30 days of becoming a Supervised Person by way of ComplySci. Both existing Outside Business Activities as well as pre-approvals for all new Outside Business Activities, must be submitted via ComplySci.3

The CCO will approve or deny preclearance requests based on the nature of the activity, the time commitment, compensation, and other factors that could raise any conflict of interests with the Firm and its Clients.

b.	Board or Creditors’ Committee Positions

Each Supervised Person, within 30 days of commencement of Supervised Person status, must disclose to the CCO any position(s) he or she holds on a board of directors or a similar body, or on an investment or creditors’ committee. The CCO may require that the Supervised Person resign from a position(s) which the Supervised Person holds if the circumstances surrounding the position necessitate such action.

Unless prior approval is granted by the CCO and the Supervised Person’s Supervisor, the Firm generally does not permit Supervised Persons to serve as an officer, partner or employee of another company or business or as a member of an external board or committee or trustees of any business organization, other than a civic or charitable organization.4 These types of positions can present particular conflicts of interest, and a determination of a Supervised Person’s eligibility to serve in such a position necessarily involves an assessment of whether such service would be consistent with the interests of the Firm or compromise the Supervised Person’s fiduciary duty to the Clients.

Under no circumstances may a Supervised Person represent or suggest that his or her association with any Outside Business Activity in any way reflects the approval by the Firm of that organization, such organization’s Securities, its manner of doing business or any person connected with such organization or its activities.

C.	Gifts and Entertainment

The following Gifts and Entertainment policy imposes limits on, and monitors the nature and quantity of, “business-related” gifts, gratuities and entertainment, as this is another area where conflicts of interest may arise. “Business-related” gifts, gratuities and entertainment are those that the Firm’s Supervised Persons give to, or receive from, a person or firm that: (i) conducts business with or provides services to the Firm; (ii) may do business or is being solicited to do business with the Firm; or (iii) is associated with an organization that conducts or seeks to conduct business with the Firm. In addition, Supervised Persons may not be compensated, directly or indirectly, except by the Firm or when otherwise approved by the Firm (including approval by the CCO or others, as provided elsewhere in this Code).

This policy is not intended to prevent Supervised Persons from giving or receiving gifts or entertainment, provided that such gifts and entertainment are not extravagant, costly, lavish or excessive. The policy is intended to ensure that the practice of giving and accepting gifts or entertainment is not abused and does not compromise the integrity, objectivity or fiduciary responsibilities of the Firm or its Supervised Persons, create an appearance of impropriety or raise potential conflicts of interest. For purposes of this policy, value is the higher of cost or fair market value. Gifts and entertainment given among Supervised Persons are not subject to the guidelines set forth below.

[3]	The CCO must submit pre-approval requests on his own behalf to the COO & General Counsel.
[4]	Serving as an officer or on the board of directors for a Client’s underlying portfolio company will not be deemed as an Outside Business Activity.

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If there is any question as to the scope or application of this Policy, Supervised Persons should consult with the CCO.

1.	Preapproval Process and Prohibitions

a.	Gifts

A “gift” refers to any object or thing of value provided for the recipient’s personal use or enjoyment. If, for example, the giver of tickets for an event does not intend in advance to be present at such event, then the tickets will be deemed a gift. Gifts up to £100 must be precleared via ComplySci.5 Requests for preclearance of gifts over £100 will generally be declined. Giving or receiving gifts of cash or cash equivalents such as gift vouchers is prohibited.

b.	Entertainment

“Entertainment” refers to meals or other entertainment events where the giver intends to participate in or attend the event with the recipient (e.g., the giver accompanies the recipient to the meal). If the giver intends to participate in the event, then such an event will be deemed entertainment. Each Supervised Person may offer or accept business-related entertainment of up to £30 per person in value to or from any third party with whom the Firm conducts business, or could reasonably expect to conduct business, without the prior written approval of the CCO, provided that the Supervised Person and the business associate both attend and that such entertainment is not so frequent, costly, lavish or excessive as to raise questions of impropriety. For entertainment that exceeds £30 but is not over £200, a Supervised Person must submit a preclearance request via ComplySci. Requests for preclearance of entertainment over £200 will generally be declined. The acceptance of tickets to sporting events such as rugby or football matches is generally prohibited. Giving tickets to events such as rugby or football matches is also prohibited.

It is acknowledged that in certain circumstances, it may not be possible to pre-clear the provision or acceptance of entertainment. In such circumstances, employees must report the entertainment as soon as possible and must take all reasonable steps to adhere to the monetary limits in this policy. Failure to pre-clear in such circumstances shall not constitute a breach of this policy.

Supervised Persons may attend seminars sponsored or paid for by any third party with whom the Firm conducts business, or could reasonably be expected to conduct business, provided that attendance at the seminar is not so costly or lavish as to raise conflict of interest issues, does not impair compliance with the Firm’s duty to act honestly, fairly, and professionally in the best interests of the Client, and provided that the seminar is designed to enhance the quality of the relevant service to the Client.

Notwithstanding the restrictions listed above, gift baskets containing food and other similar items with a value of more than £20 may be accepted on behalf of the Firm if, upon acceptance, they are placed in a common area of any of the Firm’s office(s) and the contents are made available to all employees.

[5]	The CCO must submit any pre-approval request on his own behalf to the COO & General Counsel.

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The term “gift” generally does not include any gifts, benefits, compensation or consideration given to or received from a personal acquaintance (who is not a Government Official) for reasons unrelated to a Supervised Person’s professional duties (such as housewarming, graduation or birthday gifts).

If there is any question as to whether any gift or event may raise conflict of interest issues, the CCO must be consulted.

c.	Prohibited Conduct

No gift or entertainment should ever be accepted with the expectation of any quid pro quo from the Firm or any Supervised Person. Supervised Persons are prohibited from giving, and must tactfully refuse, any gift of cash, gift certificates or cash equivalents. Supervised Persons may not give or accept any gift or entertainment from any third party that is inappropriate under the circumstances, or inconsistent with applicable law or regulation; for example, the Pay to Play Rule or the Foreign Corrupt Practices Act (“FCPA”) described in more detail below and in the Manual.

To ensure compliance with the FCPA, Supervised Persons are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any “government official” (as defined under the FCPA) for any business or Firm-related reasons. For more information, please refer to the “Foreign Corrupt Practices Act” section of the Manual.

D. United States Political Contributions Policy

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule”) addresses practices commonly known as “pay to play,” where an investment adviser or its Supervised Persons directly or indirectly make contributions or other payments to certain U.S. public officials or candidates with the intent of soliciting investment advisory business. Violations of the Pay to Play Rule can have serious implications. Specifically, the Firm can be precluded from receiving fees from a U.S. state or local government entity for up to two years following the violative contribution.

The Political Contributions Policy is designed to ensure that Political Contributions (as defined below) by Supervised Persons do not violate the Pay to Play Rule in addition to state or local laws that could affect the Firm’s ability to accept compensation from certain government clients (primarily state pension funds).

1.	Definitions

For purposes of this Political Contributions policy, the following definitions apply:

“Political Contribution” means a contribution to any candidate or official for federal, state or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. “Political Contribution” also includes “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of a Supervised Person through a family member or friend). This term includes contributions made to a political action committee (as defined below).

“Political Fundraising” means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.

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“Political Action Committee” or “PAC” means an organization that raises money privately to influence elections or legislation.

“Solicitation Activity” means coordinating, or soliciting any person or PAC to make, any (i) Political Contributions; or (ii) payments to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.

2.	Preclearance and Disclosure

Supervised Persons are required to disclose Political Contributions made by themselves and their Covered Persons, within the past two (2) years at the time of hire and annually thereafter.

Supervised Persons and their Covered Persons, must obtain prior written approval from the CCO before making any Political Contribution to or participating in any political Solicitation Activity on behalf of any political candidate, official, party or organization. A Supervised Person may request approval from the CCO by completing and submitting a preclearance request via ComplySci. 6

3.	Corporate Contributions

Supervised Persons may not use personal or corporate funds to make Political Contributions on behalf of or in the name of the Firm. All requests for Political Contributions to be made on behalf of or in the name of the Firm should be directed to the CCO.

4.	Charitable Contributions Distinguished

Contributions to a charity are not considered Political Contributions unless made to, through, in the name of or to a fund controlled by a federal, state or local candidate or official. This Political Contributions policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity should be directed to the CCO.

5.	International Contributions

Political Contributions made by the Firm or Supervised Persons to politically connected individuals or entities, anywhere in the world, with the intention of influencing such individuals or entities for business purposes are strictly prohibited. For more information, please refer to sections of the Manual on the FCPA and the UK Bribery Act 2010.

6.	Placement Agents

No Supervised Person may directly or indirectly use a third-party or an affiliate to solicit investment advisory services business without pre-approval from the CCO. Among other things, the CCO will ensure that the third-party or affiliate is a permissible placement agent under the Pay to Play Rule and Rule 206(4)-3, the Cash Solicitation Rule under the Advisers Act.

[6]	The CCO shall submit his pre-approval requests to the COO & General Counsel.

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E.	Personal Trading Policies and Procedures

Rule 204A-1 under the Advisers Act requires the Firm’s Code to impose certain restrictions on the personal securities transactions of Access Persons and Covered Persons. Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and Securities holdings.

Pursuant to the Rule, the following Personal Trading Policy is designed to prevent potential legal, business or ethical conflicts and to minimize risks of unlawful trading in any Personal Trading Account and guard against the misuse of confidential information. All personal trading and other activities of Access Persons and Covered Persons, must avoid any conflict or perceived conflict with the interests of the Firm, the Clients and the underlying investors. To this end, Access Persons are required to pre-clear and report transactions in Reportable Securities, while Covered Persons are only required to report transactions in Reportable Securities. For the avoidance of doubt, Covered Persons do not need to pre-clear transactions in Reportable Securities.

1.	Reporting

Access Persons and Covered Persons are required to periodically report certain personal Securities transactions and holdings. Access Persons and Covered Persons are also required to report Covered Transactions and positions resulting from Covered Transactions, as defined below, to the CCO. To fulfil the reporting requirements under this Policy, Access Persons and Covered Persons must provide: (i) duplicate statements for all Personal Trading Accounts that hold any Securities or any positions resulting from Covered Transactions, except for Discretionary/Third-Party Managed Accounts, described in more detail below; and (ii) a list of all Private Placements and IPOs that are not reflected in the Personal Trading Accounts. Duplicate account statements are not required for any Personal Trading Account that exclusively holds Securities that are not Reportable Securities and/or other positions that do not result from Covered Transactions. However, such accounts must be disclosed to the CCO by way of entry of the account details into ComplySci.

The account statements must be provided by each Supervised Person (i) initially, within 30 days of becoming a Supervised Person or Access Person; and (ii) on an ongoing basis, no later than 30 days after the end of each quarter. The brokerage account statements must contain, at a minimum, the information required to be provided for initial and quarterly Securities holdings reports, as set forth below. If a brokerage account statement does not provide all requisite information, the Supervised Person or Access Person must provide the required information by completing a quarterly securities transactions report within thirty (30) days after the end of each calendar quarter.

a.	The Definition of “Security” or “Securities”

“Security” or “Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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b.	The Definition of “Reportable Security” or “Reportable Securities”

All Securities are Reportable Securities, except:

i.	Direct obligations of the Government of the United States;

ii.	Bankers’ acceptances, bank certificates of deposit, and commercial paper;

iii.	Shares issued by money market funds;

iv.	Shares issued by open-end funds other than Reportable Funds;

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and

vi.	Open-ended ETFs that are not managed or advised by BlueCove

c.	Initial Securities Holdings

Each new Supervised Person or Access Person must report to the CCO all Personal Trading Accounts, Discretionary/Third-Party Managed Accounts and reportable personal Securities holdings, as well as holdings resulting from Covered Transactions, including Private Placements and IPOs (other than Securities holdings held in the Discretionary/Third-Party Managed Accounts), no later than ten (10) days after the commencement of their employment. The Initial Securities Holdings Report must be current as of a date not more than 45 days prior to the date the person becomes a Supervised Person or Access Person of the Firm. The Initial Securities Holdings Report must contain the following information, at a minimum, for all Securities:

•	The title and type of Security (and, as applicable, the exchange ticker symbol or CUSIP number), number of shares and principal amount of each Security;

•	The name of the broker, dealer or bank, account name, number and location; and

•	The date that the initial holdings report was submitted by the Supervised Person or Access Person.

d.	Quarterly Securities Holdings

At least quarterly, by the date designated by the CCO, each Supervised Person and Access Person must confirm that previously-reported Personal Trading Accounts, Discretionary/Third-Party Managed Accounts and personal Securities holdings, as well as holdings resulting from Covered Transactions, including Private Placements and IPOs, continue to be true, accurate and complete. The quarterly securities holdings report or duplicate brokerage account statements must be current as of a date, no more than 45 days prior to the date the information is submitted.

e.	Quarterly Transactions

Each Supervised Person or Access Person must report to the CCO, on a quarterly basis, the following information for each transaction in a Reportable Security or Covered Transaction:

i.

the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each involved;

ii.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	the price of the Reportable Security at which the transaction was effected;

iv.	the name of the broker, dealer or bank with or through which the transaction was effected; and

v.	the date that the report is submitted.

Quarterly transaction reports must be submitted no later than 30 days after the end of each calendar quarter.

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2.	Preclearance Procedures

Supervised Persons and Access Persons (but not Covered Persons) must obtain the CCO’s preclearance for all Covered Transactions, as well as any Private Placements and IPOs, via ComplySci. Supervised Persons and Access Persons are prohibited from trading in any Security of an issuer for which they or the Firm possess MNPI or are otherwise prohibited from trading.

Covered Transactions include transactions of the following: bonds (except government bonds), shares, notes, convertible securities, listed REITs, ADRs, GDRs and similar instruments, single name futures and options, single name CDS and related derivatives, warrants, rights and similar instruments, and LP interests that involve registration or exemption under the US Securities Act of 1933. Covered Transactions also include any subscriptions, redemptions, purchases, sales, and any other form of acquisition or disposal of interests in any BlueCove Public Fund.

Transactions that are not Covered Transactions do not need to be pre-cleared and include the following: ETFs and UCITS funds (other than BlueCove Public Funds), indices, Alternative Investment Funds, mutual funds, UK-listed investment trusts (that are not REITs), LP interests that do not involve registration or exemption under the US Securities Act of 1933, FX, crypto currencies, government bonds, and UK National Savings and Investment products.

Spread bets, contracts for difference or any other similar approaches to trading in Covered Transactions are strictly prohibited.

The CCO will promptly notify a Supervised Person or Access Person of the Firm’s approval or denial of the requested transaction. If preclearance is granted, the transaction must be executed on the same day. If the transaction is not executed or is only partially executed within the approved timeframe, a new preclearance request must be submitted to the CCO prior to executing the transaction (or remainder of the transaction); unless approved by the CCO otherwise in writing, for example via email. The CCO may, in his sole discretion, provide an exemption from the requirement to execute the same day.

Covered Transactions will be prohibited in circumstances when:

•

In relation to a request to trade cash bonds, convertibles, or any other debt instrument, any fund managed by the Firm has a position in the security or instrument, or in another instrument issued by the same issuer or a related issuer, including a CDS referenced to the same bond or issuer (whether long or short)

•

In relation to a request to trade any covered transaction, any fund managed by the Firm has traded any instrument issued by the issuer or by a related issuer in the past 10 calendar days, and regardless of the direction of the trade

•

The CCO and COO & General Counsel may jointly or severally declare a blackout period for covered transactions in their sole discretion at any time. Blackout periods may be declared around the time of the ramp-up or wind-down of any fund managed or sub-advised by the Firm.

Employees are advised that covered transactions in certain securities may, as a result of the activities of funds managed by the Firm, be prohibited indefinitely. The prohibition applies to the close out of positions as well as to the initiation of positions. Even if an employee initiates a position in compliance with the Policy, the employee’s ability to close the position is dependent on the activities of the funds managed by the Firm.

Additionally, all Covered Transactions must be held for a minimum 30 calendar days on a “last in first out” basis.

When submitting an IPO or Private Placement preclearance request, the Supervised Person or Access Person must provide the CCO with any relevant private placement memoranda, subscription agreements or other like documents pertaining to

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the investment. Where confirmations and statements or other like documents are not available from the issuer, the Supervised Person or Access Person must promptly inform the CCO of any changes in the investment. The factors to be taken into account in the approval of a Private Placement or IPO include, among other considerations, whether the Private Placement or IPO should be acquired for the Clients, whether the Private Placement or IPO is being offered to the Supervised Person because of his or her position with the Firm and whether notice to Clients or approval of the Advisory Committee of a Client is necessary. If a Supervised Person has acquired Securities in a Private Placement prior to becoming a Supervised Person of the Firm, these investments must be disclosed to the CCO at the time of hire, no later than thirty (30) days of becoming a Supervised Person or Access Person of the Firm.

1.	Personal Trading Accounts

Supervised Persons and Access Persons are required to report to the CCO, upon hire and at least annually thereafter, all Personal Trading Accounts and all Reportable Securities and positions resulting from Covered Transactions held in these accounts. Additionally, upon opening or closing any Personal Trading Account, Supervised Persons and Access Persons are required to notify the CCO accordingly by email as well as coordinate, with the help of the CCO, how Securities holdings and transactions will be reported to the Firm to be in compliance with the above-referenced reporting requirements and the Advisers Act.

2.	Discretionary or Third-Party Managed Accounts

Supervised Persons and Access Persons do not report to the CCO any Discretionary or Third-Party Managed Accounts of the Covered Persons or Access Persons. Discretionary or Third-Party Managed Accounts are typically accounts over which the Covered Person does not retain direct or indirect influence or control. In other words, if the Covered Person cannot (i) suggest purchases or sales of investments in the account to a third party manager; (ii) direct transactions within the account; or (iii) consult with a third party manager regarding allocation of investments in the account (this excludes discussions regarding overall asset allocation), such account may be deemed Discretionary or Third-Party Managed Account.

3.	Restricted List

The CCO may place certain Securities on a “Restricted List.” Absence the CCO’s pre-approval, Supervised Persons are prohibited from transacting in Securities of any issues on the Restricted List on behalf of a Client or in Personal Trading Accounts until such Security is removed from the Restricted List. The Restricted List is confidential and may not be disclosed to anyone outside the Firm, except to those who have a need to know such information (e.g., Covered Persons, outside counsel(s), accountant(s)). Supervised Persons are responsible for ensuring that Covered Persons do not transact in Securities of any issuer on the Restricted List.

A Security may be placed on the Firm’s Restricted List for a variety of reasons including, but not limited to:

The Firm is in possession of MNPI about an issuer/Security;

A Supervised Person is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such person to receive MNPI;

The Firm has executed a CA or similar agreement with an issuer or a relevant third party that restricts trading in that issuer’s Securities;

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	21
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

A Supervised Person or Access Person trading in the Security may present the appearance of a conflict of interest or an actual conflict of interest;

An investor relationship that involves a senior officer or director of an issuer may present the appearance of a conflict of interest or an actual conflict of interest; and

The CCO and/or COO & General Counsel either individually or together with the senior management of the Firm has or have otherwise determined it is necessary to do so.

The CCO is responsible for maintaining the Restricted List. The CCO shall review the Restricted List periodically to determine whether any issuer/Security should be removed from the Restricted List. Issuers/Securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

As discussed above, all Supervised Persons are required to notify the CCO if they believe that they may have come into possession of MNPI about an issuer or a particular Security. The CCO may add any issuer/Security to the Restricted List in his sole discretion.

It is the responsibility of the Supervised Persons to inform the CCO when they believe an issuer should be added to or removed from the Restricted List. An issuer/Security may be placed on the Restricted List for a variety of reasons; and therefore, no inference should be drawn concerning an issuer or its Securities due to its inclusion on the Restricted List. An issuer will be removed from the Restricted List only if the information which led to the issuer’s being restricted has been made public through widespread dissemination of the information, or because the information becomes stale or immaterial with the passage of time (e.g., internal sales projections about periods that have since passed). The CCO may consult with outside counsel in making a determination as to whether an issuer/Security should be added to or removed from the Restricted List. Each time the CCO adds or removes an issuer/Security to/from the Restricted List, the CCO shall document the reason for restriction or removal from the Restricted List. Only the CCO or his delegate may remove a company from the Restricted List.

The CCO will ensure that the Restricted List is available to Supervised Persons. Supervised Persons are required to review and, as necessary, consult the Restricted List with the CCO to comply with this Policy.

The Restricted List is available at: https://confluence.dev.bluecove.com/display/COMPLIANCE/Restricted+List

4.	Cryptocurrencies, Initial Coin Offerings, Tokens and Other Digital Assets

Decentralized virtual currency or cryptocurrency platforms operate under a variety of different structures, primarily using a distributed ledger system. A single-facet cryptocurrency is generally considered a “commodity” and thus falls outside the definition of a Security under U.S. federal securities laws. Therefore, the Firm’s Personal Trading Policy does not directly apply to cryptocurrencies, except to the extent they are being used to facilitate an underlying transaction involving a Security (as described further in the paragraph below). A Supervised Person seeking to acquire, for example, Bitcoin or Ether using legal tender (e.g., USD, EUR, GBP) is not required to obtain preapproval or report the transaction or holding.

An initial coin offering or “ICO” is a method of fundraising, similar to crowdfunding, for a new venture wherein investors obtain interests in the form of coins or tokens in exchange for legal tender or another established cryptocurrency, such as Bitcoin or Ether. In this situation, the coin or token (i.e., the interest in the venture) may be considered a Security; and therefore, treated the same as a traditional private investment under the Firm’s Personal Trading Policy. If a Supervised Person seeks to make an investment, regardless of the legal tender or virtual currency used to fund the transaction, with an expectation of profit derived from the managerial efforts of others, then the coin or token is likely a security and preapproval and ongoing reporting is therefore required.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	22
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

Accordingly, prior to participating in any ICO or investment (virtual or otherwise) with a profits interest contingent on the management efforts of others, Supervised Persons are required to submit a preapproval request to the CCO. The CCO will undertake an analysis to determine whether a Securities transaction is implicated, whether a conflict of interest or other compliance risk exists, and whether approval would be consistent with the Firm’s policies and procedures. The CCO may request additional information as deemed necessary to make such a determination and Supervised Persons must submit a new preapproval request for each subsequent or add-on ICO related investment. To the extent a Supervised Person seeks to take an active role with respect to any ICO or cryptocurrency related venture, he or she will also be required to seek preapproval as an Outside Business Activity.

5.	Review

On at least a quarterly basis, or at any other time as may be prudent, the CCO shall review the personal trading activity of all Covered Persons and Access Persons. The CCO will closely monitor investment activities of Covered Persons and Access Persons for compliance with securities laws, rules, regulations as well as the Firm’s policies and procedures and to prevent violations of the Advisers Act.

6.	Remedial Actions

The Firm takes the potential for conflicts of interest caused by personal trading very seriously. The Firm reserves the right to prevent purchases or sales of a Security by a Supervised Person or Access Person for any reason it deems appropriate. In the event that the Firm’s personal trading policies are not complied with, the Firm reserves the right to impose various sanctions on Supervised Persons and Access Persons that violate the Code.

IV.	Bad Actor Rule

The Bad Actor Rule (the “Rule”), effective September 23, 2013, prohibits the Firm or any of the Clients from relying on the Rule 506 exemption of Regulation D if the Firm, or any person covered by the Rule, has had a Disqualifying Event as of the Rule’s effective date. For purposes of this Rule, “rule 506 covered persons” include: (i) the Firm, including its predecessors and affiliates; (ii) directors and certain officers; (iii) general partners and managing members of the Firm; (iv) 20% beneficial owners of any of the Clients (based on voting power); (v) investment managers and principals of pooled investment funds; (vi) promoters and persons compensated for soliciting investors (“Compensated Solicitors”) as well as their general partners, directors, officers; and (vii) managing members of any Compensated Solicitor.

A. Definitions

For purposes of this policy, the following definitions apply:

“Disqualifying Events” include:

“Criminal convictions” in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The criminal conviction must have occurred within 10 years of the proposed sale of Securities (or five years in the case of the issuer or company and its predecessors and affiliated issuers or companies).

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	23
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

“Court injunctions and restraining orders” in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The injunction or restraining order must have occurred within five years of the proposed sale of Securities.

“Final orders” from the Commodity Futures Trading Commission, federal banking agencies, the National Credit Union Administration, or state regulators of Securities, insurance, banking, savings associations or credit unions that:

Bar the issuer or company from associating with a regulated entity, engaging in the business of Securities, insurance or banking or engaging in savings association or credit union activities; or

Are based on fraudulent, manipulative or deceptive conduct and are issued within 10 years of the proposed sale of Securities.

“Certain SEC disciplinary Orders” relating to brokers, dealers, municipal Securities dealers, investment companies and investment advisers and their associated persons.

“SEC cease-and-desist Orders” related to violations of certain anti-fraud provisions and registration requirements of the federal Securities laws.

“SEC stop Orders” and Orders suspending the Regulation A exemption issued within five years of the proposed sale of Securities.

“Suspension or expulsion” from membership in a self-regulatory organization (SRO) or from association with an SRO member.

“Order” is a written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension or revocation. Unless included in an order, this term does not include special stipulations, undertakings or agreements relating to payments, limitations on activity or other restrictions.

“Self-Regulatory Organization (SRO)” is any national securities or commodities exchange, registered securities association or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), Chicago Board Options Exchange (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and New York Stock Exchange (“NYSE”) are self-regulatory organizations.

B.	Verification of Rule 506 Covered Persons

The Firm will take reasonable steps to ensure that no rule 506 covered person has been the subject of a Disqualifying Event. Reasonable steps include a factual inquiry made to all covered persons. This may be in the form of questionnaires, certifications, contractual representations, covenants and undertakings. The Firm may also wish to consult publicly available databases.

The Rule provides an exception from disqualification when the Firm can show it did not know and, in the exercise of reasonable care, could not have known that a covered person with a Disqualifying Event participated in the offering. The Rule does not apply to events that occurred prior to September 23, 2013, the effective date; however the Firm must disclose to investors any Disqualifying Events by covered persons prior to the effective date of the Rule.

The Firm is required to carry out a factual inquiry of its rule 506 covered persons in a reasonable timeframe in relation to the circumstances of the offering and the participants. An initial inquiry by the Firm, verified annually thereafter, shall be considered reasonable, provided there are no other indicia to suggest a covered person has been the subject of a disqualifying event.

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	24
Authorised and regulated by the Financial Conduct Authority

** Strictly private and confidential **

C.	Remedial Actions

In the event that a rule 506 covered person has had a Disqualifying Event, the Firm will be prohibited from relying on the Rule 506 exemption unless certain actions are taken to remedy the disqualification. Remedial actions may include terminating or reassigning disqualified individuals, restructuring governance and control arrangements, terminating engagement with a placement agent or other covered financial intermediary, postponing or foregoing capital raising or pursuing alternative capital raising methods, buying out or otherwise inducing 20% beneficial owners to reduce their ownership positions or preventing bad actors from becoming 20% beneficial owners (i.e., exercising rights of first refusal and excluding bad actors from financing rounds).

BlueCove Limited, 10 New Burlington Street, London W1S 3BE. Registered in England and Wales No. 11269446.	25
Authorised and regulated by the Financial Conduct Authority